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                                                                     EXHIBIT 8.1

                               Baker Botts L.L.P.
                                One Shell Plaza
                              910 Louisiana Street
                            Houston, Texas 77002-4995
                                  713.229.1234
                                FAX 713.229.1522

June 20, 2003

GlobalSantaFe Corporation
15375 Memorial Drive
Houston, Texas 77079

Ladies and Gentlemen:

     As set forth in the Registration Statement on Form S-4 (Reg. No. 333-105139) (the "Registration Statement") filed by GlobalSantaFe Corporation, a Cayman Islands company (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of $250 million aggregate principal amount of 5% Notes due 2013 (the "New Notes") to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding 5% Notes due 2013 (the "Outstanding Notes"), we are passing upon certain legal matters in connection with the New Notes for the Company. At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8 to the Registration Statement. In providing this opinion, we have examined and are relying on the truth and accuracy at all relevant times of the statements and representations contained in (i) the Registration Statement,
(ii) certain other filings made by the Company with the Commission, (iii) certificates provided to us by representatives of the Company, and (iv) other information provided to us by the Company.

     We hereby confirm that the discussion in the prospectus that is contained under the caption "Material United States Federal Income Tax Considerations" represents our opinion, insofar as it consists of conclusions of law, subject to the assumptions, qualifications, and limitations set forth in that discussion with respect to the material federal income tax consequences of the Exchange Offer and disposition of the New Notes.

     Pursuant to the provisions of Rule 436(a) of the Rules and Regulations of the Commission under the Act, we hereby consent to the reference to our Firm under the captions "Legal Matters" and "Certain United States Federal Income Tax Considerations" in the prospectus and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                               Very truly yours,

                               /s/ BAKER BOTTS L.L.P.
                               -------------------------------------------------
                               BAKER BOTTS L.L.P.